Exhibit 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-8, pertaining to the Fort Howard Corporation Profit Sharing Retirement Plan and the Harmon Associate Corp. Profit Sharing Plan, of our report dated January 23, 1997, except as to the information presented in Note 17, for which the date is February 21, 1997, on our audits of the consolidated financial statements of James River Corporation of Virginia ("James River") as of December 29, 1996 and December 31, 1995, and for each of the three fiscal years in the period ended December 29, 1996, which report is included in the Annual Report on Form 10-K of James River for the year ended December 29, 1996.


                                          /s/  COOPERS & LYBRAND L.L.P.


Richmond, Virginia
August 12, 1997